Exhibit 99.1

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements and should be read together with the general discussion of the tax considerations relating to our qualification as a REIT described under the title “Certain U.S. Federal Income Tax Considerations” in the base prospectuses dated August 4, 2017 and January 15, 2019, filed as part of the Company’s registration statements on Form S-3 under the Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission on August 4, 2017 and December 1, 2017, respectively. To the extent any information set forth under the title “Certain U.S. Federal Income Tax Considerations” in such prospectuses is inconsistent with this supplemental information, this supplemental information will apply and supersede the information in those prospectuses. This supplemental information is provided on the same basis and subject to the same qualifications as are set forth in the first paragraph under the title “Certain U.S. Federal Income Tax Considerations” in those prospectuses as if that paragraph was set forth in this current report.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”) impose a 30% withholding tax on certain types of payments to “foreign financial institutions” and certain non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

Under the applicable Treasury Regulations and administrative guidance, FATCA imposes a 30% withholding tax on dividends on, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our shares, in each case paid to a foreign entity unless: (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and either certifies it does not have any “substantial United States owners” (as defined in the Code) or identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is exempted under FATCA. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our shares on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Consequences

Legislative or other actions affecting REITs—Changes in the Tax Cuts and Jobs Act of 2017

Below is a summary of certain legislative changes resulting from the Tax Cuts and Jobs Act of 2017 (the “TCJA”) that may impact us.

The TCJA was passed by Congress on December 20, 2017 and signed into law by President Trump on December 22, 2017. The TCJA significantly changed the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their stockholders. To date, the IRS has issued only some guidance with respect to certain provisions of the TCJA. There are numerous interpretative issues and ambiguities that still require guidance and that are not clearly addressed in the legislative history that accompanied the TCJA and additional technical corrections legislation is needed to clarify certain of the new provisions and give proper effect to Congressional intent. There can be no assurance, however, that technical corrections or other legislative changes that may be needed to prevent unintended or unforeseen tax consequences will be enacted by Congress anytime soon. We cannot predict the long-term effect of the TCJA or any future law changes on REITs or their stockholders. Below is a brief summary of some of the key changes in the TCJA that directly impact REITs and their stockholders with respect to an investment in REITs. The changes described below are effective for taxable years beginning after December 31, 2017, unless otherwise noted. Investors should consult with their tax advisors regarding the effect of the TCJA on their particular circumstances (including the impact of other changes enacted as part of the TCJA that do not directly relate to REITs and that are not discussed here).

Income Tax Rates. Under the TCJA, the corporate income tax rate is reduced from a maximum marginal rate of 35% to a flat 21% rate, a 40% reduction. The reduced corporate income tax rate, which is effective for taxable years beginning after December 31, 2017, reduces some of the tax advantage that REITs have had relative to C corporations, however, this reduced corporate income tax rate will apply to income earned by the Company’s taxable REIT subsidiaries. The rate of U.S. federal withholding tax on distributions made to non-U.S. shareholders by a REIT that are attributable to gains from the sale or exchange of U.S. real property interests is also be reduced from 35% to 21%.

The TCJA also reduces the highest marginal income tax rate applicable to individuals to 37% (excluding the 3.8% Medicare tax on net investment income), a 6.6% reduction. Individuals continue to pay a maximum 20% rate on long-term capital gains and qualified dividend income. However, the TCJA also will allow non-corporate U.S. stockholders to deduct 20% of their dividends from REITs, excluding capital gain dividends and qualified dividend income (which continue to be subject to the 20% rate). As a result, the qualified dividend income received by an individual or other non-corporate U.S. shareholder in a REIT will be subject to a maximum effective U.S. federal income tax rate of 29.6%, compared with the previously effective rate of 39.6% (plus, in each case, the 3.8% Medicare tax on net investment income). The income tax rate changes applicable to individuals apply for taxable years beginning after December 31, 2017 and before January 1, 2026.

Alternative Minimum Tax. Effective for taxable years beginning after December 31, 2017, the TCJA permanently eliminated the corporate alternative minimum tax.

Limitation on Deductibility of Business Interest. Under the TCJA, in general, the deductibility of net interest for a business, other than certain small businesses, is limited to 30% of the business’s adjusted taxable income (i.e., business taxable income computed without regard to business interest income or deductions, NOL deductions, any deduction for domestic production activities, or the 20% deduction for qualified business income). Interest that is disallowed can be carried forward indefinitely. However, a “real property trade or business” is permitted to elect to deduct 100% of its interest expense. That election is irrevocable. If such an election were made, the electing “real property trade or business” would be required to use the less favorable alternative depreciation system to depreciate real property used in the trade or business. A “real estate trade or business” is any real property development, redevelopment, construction, reconstruction, acquisition, conversion, rental, operation, management, leasing, or brokerage trade or business. For tax years beginning after December 31, 2017 and before January 1, 2022, the TCJA calculates adjusted taxable income using a tax EBITDA-based calculation. For tax years beginning January 1, 2022 and thereafter, the calculation of adjusted taxable income will not add back depreciation or amortization. There is no rule grandfathering existing debt.

Depreciation of Real Property. We believe the TCJA was intended to reduce the recovery period under the modified accelerated cost recovery system (“MACRS”) for qualified improvement property to 15 years. However, due to what is believed to be a drafting error in the statutory language of the TCJA, the Internal Revenue Service will continue to apply a recovery period of 39 years under the MACRS for qualified improvement property, unless and until Congress passes technical correction legislation. Qualified improvement property is any improvement to the interior portion of a building which is non-residential real property if such improvement is placed in service after the date the building was first placed in service subject to certain exceptions. The TCJA made no change to the MACRS recovery period for non-residential real property (39 years) and residential real property (27.5 years). Under the TCJA, the alternative depreciation system lives are as follows: 30 years for residential real property, 40 years for non-residential property, and 40 years for qualified improvement property (unless and until Congress passes technical correction legislation, in which case it will be 20 years).

Net Operating Loss Deduction. Under amendments made by the TCJA to Section 172 of the Code, the deduction for any NOL carryforwards arising from losses sustained in taxable years beginning after December 31, 2017 is limited to 80% of REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.

Like-Kind Exchanges. The TCJA modifies the like-kind exchange provisions by restricting the preferential tax treatment applicable to like-kind exchanges to exchanges of real property not held primarily for sale. Previously, the like-kind exchange provisions also applied to personal property not held for sale. Accordingly, any personal property included in a real property exchange no longer will qualify for deferred treatment under these provisions. This change applies to exchanges completed after December 31, 2017.

Legislative or other actions affecting REIT subsidiaries—Changes in the Tax Cuts and Jobs Act of 2017

Technical Terminations of Partnerships. For tax years beginning January 1, 2018, the TCJA permanently repeals the technical termination rule for partnerships. The technical termination rule provided that a partnership (or limited liability company taxed as a partnership) terminated for tax purposes (and a new partnership is deemed to be created) if there was a sale or exchange of 50% or more of the total interest in the partnership (or LLC) capital and profits in a 12-month period.

Changes to the Bipartisan Budget Act of 2015

Effective for tax years beginning on or after January 1, 2018, under the Bipartisan Budget Act of 2015, liability is imposed on the partnership (rather than its partners) for adjustments to reported partnership taxable income resulting from audits or other tax proceedings. The liability can include an imputed underpayment of tax, calculated by using the highest marginal U.S. federal income tax rate, as well as interest and penalties on such imputed underpayment of tax. Using certain rules, partnerships may be able to transfer these liabilities to their partners. In the event any adjustments are imposed by the IRS on the taxable income reported by any subsidiary partnerships, we may utilize certain rules to the extent possible to allow us to transfer any liability with respect to such adjustments to the partners of the subsidiary partnerships who should properly bear such liability. However, there is no assurance that we will qualify under those rules or that we will have the authority to use those rules under the operating agreements for certain of our subsidiary partnerships.